Joint Filing Agreement

Joint Filing Agreement, dated as of March 25, 2010, among Pinetree Resource Partnership, Pinetree Capital Ltd. and Sheldon Inwentash (collectively, the “Parties”).

Each of the Parties hereto represents to the other Parties that it is eligible to use Schedule 13G to report its beneficial interest in shares of common stock, $0.001 par value per share, of Energizer Resources Inc. (“Schedule 13G”) and it will file the Schedule 13G on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, but not for the completeness or accuracy of the information concerning the other Parties except to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

PINETREE RESOURCE PARTNERSHIP
By: /s/ Larry Goldberg
Name: Larry Goldberg
Title: Authorized Signing Officer*

PINETREE CAPITAL LTD.
By: /s/ Larry Goldberg
Name: Larry Goldberg
Title: Executive Vice President and Chief Financial Officer

/s/ Sheldon Inwentash
Sheldon Inwentash

Page 10 of 10 pages